Exhibit 99.1

BioLargo Letter to Stockholders Details Company’s Recent Milestones and Successes

Westminster, CA – October 31, 2018 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable science and technologies and a full-service environmental engineering company, today released a “Letter to Stockholders” discussing the company’s different business units in depth, including their recent milestones and challenges.

The full letter is posted on the company’s blog, www.biolargo.blogspot.com (link HERE). The company also filed with the Securities and Exchange a Form 8-K today with a copy of the letter and this press release.

Some of the topics covered include:

●	Odor-No-More is on track to exceed $1M in revenues in 2018
●	A summary of the progress for the company’s medical product FDA application
●	Third-party validation of the company’s clean water technology’s high-value use in eliminating micropollutants

In a quote from the Letter, BioLargo President and CEO Dennis Calvert said, “We are poised for significant commercial success as resources and strategic relationships will continue to expand in our favor. The next step in our journey to significant commercial success will depend on proper capital, having the right people, precise execution, and most importantly – patience.”

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to "make life better" by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from "cradle" to "maturity" (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis Calvert President and CEO BioLargo, Inc. 949-643-9540 x2

Safe Harbor Act

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.